Exhibit 10.5

PHOTOGEN TECHNOLOGIES, INC.

140 Union Square Drive

New Hope, PA 18938

Photogen Technologies, Inc.

140 Union Square Drive

New Hope, PA 18938

July 23, 2003

Taffy J. Williams, Ph.D.

103 Colwyn Terrace

Landsdale, PA  19446

Dear Dr. Williams:

As of July 23, 2003, we agree that the terms of your employment and your relationship with Photogen Technologies, Inc. (the “Company”) will be as specified in this letter, and that all previous terms and agreements governing your employment (including the letter agreement dated October 28, 2002 between you and the Company) are no longer effective except that all stock options in effect, will remain in effect, but shall terminate in accordance with their terms.

I.                                         Title, Reporting Relationship and Duties

Your title and reporting will remain unchanged until a new President and Chief Executive Officer is hired:  You will continue as President, Chief Executive Officer and Chairman of the Board, reporting directly to the Board of Directors.  Until the new President and CEO is hired and actively assumes his/her duties, you will be expected to work full-time for the Company out of the New Hope, PA office (with appropriate travel as the Company’s business requires) and your duties will remain the same, with the addition of participating as a member of the Search Committee for a new President and CEO.  Once a new President and CEO is hired and actively assumes his/her duties, you will resign as President and CEO but you will remain a Board member, retain the title of Chairman of the Board and continue as an employee of the Company.  Your duties as a Chairman although non-executive in nature, will be to preside at all Board meetings.  Your duties as an employee will be to actively participate in the transition of your management of the operations of the Company to the new President and CEO.  You will continue as Chairman of the Board for six months after a new President and CEO is hired.  The Company will also recommend and support your election as a member of the Board of Directors for at least years 2004 and 2005.  The shareholders signing below agree to vote the shares opposite their names for you as a Board member for years 2004 and 2005.

If a new President/CEO is not hired within six months from the date of this Agreement, then you will have the option, upon written notice at that time to the Company to terminate your employment sixty (60) days hence, and the same will be deemed a termination for Good Reason.  You will receive all benefits accrued to the date of termination and will be eligible to receive the bonuses under Section IV(a), IV(b) and the stock options under Section III if the financing and/or sale of assets referred to in these sections occur within 12 months after you cease employment with the Company.

II.                                     Salary and Benefits

Your current annual salary of $275,000 (less applicable withholding and deductions) and benefits described in clauses (i) through (v) below, will remain in effect until the new President and CEO is hired.  Thereafter, your annual salary will be increased to a rate of $290,000 per year for a transition period lasting for at least the six months following the hiring and assumption of duties by the new President and CEO and for any longer period the Board of Directors believes is necessary for your active participation in the transition of your management of the operations of the Company to the new President and CEO.  You will also receive the benefits described below.  During the transition period, you will continue to be a salaried employee.  Salary payments will be made on a semi-monthly basis in accordance with the Company’s policies.  Bonuses, if any, will be at the sole discretion of the Board of Directors except for the one-time bonuses referred to in Paragraph IV below.  Your expenses for Company-approved travel and similar items will be reimbursed, subject to proper documentation.

The Company will provide you with the following benefits while you are a salaried employee:

(i)                                     Vacation of 4 weeks annually of which only one week can be carried into the following year;

(ii)                                  Nine Company holidays plus two discretionary “floating” days;

(iii)                               Company-paid medical and dental coverage for you and eligible dependents;

(iv)                              Salary deferral under 401K plan (currently the Company does not make any contributions to the 401K Plan); and

(v)                                 Other benefits at the discretion of the Board and its Compensation Committee.

At the time of your termination as a salaried employee, you will receive severance payments subject to the terms set forth in Paragraph V below.

III.                                 Stock Options

You currently hold the following options for shares of Common Stock of the Company:

(i)                                     Options for 750,000 shares granted on May 17, 2000, with an exercise price of $60 per share;

(ii)                                  Options for 300,000 shares granted on December 1, 2000, with an exercise price of $11 per share; and

(iii)                               Options for 1,233,450 shares granted on November 12, 2002, with an exercise price of $1.08 per share.

The Company agrees to grant you an additional new non-qualified option for 1,050,000 of Common Stock shares for a 10-year term at an exercise price of $1.08 per share.  This option will fully vest at the earlier of a Change of Control or at such time as you cease to be a salaried employee of the Company.

In addition, the option award under clause (iii) above shall be amended to fully vest at the earlier of a Change of Control or at such time as you cease to be a salaried employee of the Company and shall be exercisable for 10 years from the new date of vesting.

In addition, if the Company closes a financing transaction (or series of related financings) during the next 12 months, the Company will grant you an additional non-qualified option for 10 years, exercisable at the deal price of the new financing.  This option will also fully vest at the earlier of a Change of Control or such time as you cease to be a salaried employee of the Company and shall remain exercisable for the remainder of the 10-year term.  The number of shares covered by this option will be for an amount that, when added to your current options (other than the options referred to in clauses (i) and (ii) above), will equal 6% of the Company’s outstanding common stock on a fully diluted basis excluding in such computation the options covered by clauses (i) and (ii) above.

The option agreements covering these new options will follow the format currently used by the Company; and with terms consistent with this letter and any other terms mutually acceptable to the parties, which acceptance will not be unreasonably withheld.

To the extent shareholder approval is required for the grant of the foregoing options pursuant to newly adopted rules of NASDAQ, the Company will seek approval at its next shareholders’ meeting.  In that event, the Company will recommend approval by the shareholders and the shareholders noted below, constituting a majority of the outstanding shares of the Company, agree that they will support and vote for such approval.

Within ninety (90) days of the close of the financing, an S-8 Registration will be filed by the Company to cover options of all employees, including any new option grants you may receive before your employment with the Company ceases.  If legally required, the Company will also file an S-1 or S-3 Registration.

A “Change of Control” shall occur when the Company is required to file a Form 8-K, Item 1 or the Company is required to disclose a change of control under any other SEC form.

IV.                                Special Incentives

(a)                                  The Company will pay you a one-time bonus of 75% of your annual salary at the closing of a financing (or the first closing on a series of related financings) which occur as a result of the Company’s current efforts associated with its recent acquisition of certain Alliance imaging assets.

(b)                                 The Company will pay you an additional one-time bonus at the closing of the sale of the Company, including the sale of substantially all of its assets or the sale of either the Company’s imaging assets recently acquired from Alliance or any part thereof, or the Company’s PH-50 and/or N-1177 assets or any part thereof, in either case, other than inventory in the ordinary course of business, in the following amounts:

(i)                                     25% of your annual salary for the sale of any such assets in the range of  $50 million to $65 million;

(ii)                                  50% of your annual salary for the sale of any such assets in the range of more than $65 million to $99 million; and

(iii)                               75% of your annual salary for the sale of such assets in excess of $100 million.

In valuing the sale price, assumed debt of the Company shall be included as part of the purchase price.

For purposes of this paragraph, the term “sale” includes a lease, license or similar transaction, whether for cash or other property, and if for property, valued at its fair market value.

V.                                    Severance

Your employment as a salaried employee beyond six months (including 60 days hence, when applicable) after the new President and CEO is hired is at-will and can be terminated by you or the Company at any time with or without Cause.  If before or after a new President and CEO is hired the Company terminates you for any reason other than for Cause, the Company will pay you severance equal to one year of your then-current salary plus so much of the six months transition period (including 60 days hence, when applicable) that you have not been paid for (less applicable withholding and deductions).  All severance payments will be paid on a semi-monthly basis by the Company in accordance with the Company’s regular payroll schedule.  If before a new President and CEO is hired you terminate your employment without Good Reason or are terminated by the Company for Cause, the Company will not make any severance payments.  “Cause” means:

(i)                                     A material breach of this Agreement by you where such breach, if curable, is not remedied to the Company’s reasonable satisfaction within 30 days after written notice to you (and termination shall be effective as of the end of such 30-day period); or

(ii)                                  Committing an act of fraud, embezzlement, theft or another act involving moral turpitude that materially and adversely affects the Company (and termination shall be effective upon written notice to you).

“Good Reason” includes:  a material breach of this Agreement by the Company where such breach, if curable, is not remedied to your reasonable satisfaction within 30 days after written notice to the Company (and termination shall be effective as of the end of such 30-day period) and termination by you pursuant to the last paragraph of Section I of this Agreement.

VI.                                Other Items

As promptly as practicable after the date hereof and as a condition to this letter, the parties shall enter into commercially reasonable and otherwise standard agreements mutually acceptable to the parties, which acceptance will not be unreasonably withheld by either party, regarding the following, to the extent required:  indemnification, mutual releases of claims, nondisclosure of confidential information, noncompetition, nondisparagement, business goodwill and similar provisions.

The Company will pay your reasonable legal expenses for your counsel in connection with the negotiation and preparation of this and its related agreements.

As promptly as practicable after the date hereof, the parties will prepare a press release mutually acceptable to the Company (and its counsel) and you regarding the subject matter of this agreement and its related agreements and make a public release thereof at a mutually acceptable time.  A full disclosure of the management changes of the Company will be made to all prospective and final investors in the Company’s contemplated financing at a time and in content mutually acceptable to the Company (and its counsel) and you (and your counsel).

Please indicate your acceptance of the foregoing by signing below.

Photogen Technologies, Inc.

By:	/s/ Brooks Boveroux
Brooks Boveroux
Chief Financial Officer

Accepted and agreed to as of
July 23, 2003

/s/ Taffy J. Williams
Taffy J. Williams, Ph.D.

The following shareholders constituting a majority of the outstanding shares of the Company, agree to vote for you as a member of the Board for the years 2004 and 2005 and to approve the new options referred to in Paragraph III above.

Robert J. Weinstein, M.D., individually and as General Partner of the W.F. Investment Enterprises Limited Partnership, as Director of the Robert and Lois Weinstein Family Foundation, Inc. and as Trustee of the Robert and Lois Weinstein Joint Revocable Trust

Stuart Levine, individually and as General Partner of SL Investment Enterprises, L.P. and as President of the Stuart and Sherri Levine Family Foundation, Inc.

Tannebaum, LLC
Mi3 L.P.
Oxford Bioscience Partners IV L.P.
MRNA Fund II L.P.